EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 7, 2009, with respect to the statements of condition including the related portfolios of Birinyi Equity Select Trust, Series 23, Large Cap Value Strategy Portfolio 2009-2, Focus Value Portfolio, Series 31, Enhanced Index Strategies Portfolio 2009-2, Large Cap Growth Strategy Portfolio 2009-2 and Multi-Strategy Series: Core Equity Allocation Portfolio 2009-2 (included in Van Kampen Unit Trusts, Series 862) as of April 7, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-157531) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
April 7, 2009